Exhibit 99.1

Positive Top-Line Results Regarding OVA2 Development and Clinical Validation to be Presented at American Society for Clinical Oncology Conference

AUSTIN, Texas, May 14, 2015 -- Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, today announced publication of two abstracts reporting initial positive top-line results regarding the development and validation of OVA2, Vermillion’s second-generation OVA1® ovarian cancer triage test. The results will be presented in two posters at the 2015 American Society for Clinical Oncology (ASCO) annual meeting, which takes place in Chicago, May 29 through June 2.

The abstracts represent the first publication of data from OVA2 development, and underpin Vermillion’s submission of OVA2 for 510(k) clearance to the FDA. The data show significant improvement in OVA2 specificity compared to OVA1, while maintaining strong sensitivity (92% for OVA1 in a 2013 pivotal study). Vermillion’s goal is to launch OVA2 by the third quarter of this year, dependent on successful and timely FDA clearance.

Highlights are as follows:

Validation Study† (N=493)	OVA1	OVA2 (MIA2G)	Variance	% Variance
Sensitivity	n.s. (not significantly different)
Specificity	53.6%	69.1%	+15.5%*	+28.9%
Positive predictive value	31.4%	40.4%	9.0%*	+28.7%
Negative predictive value	n.s. (not significantly different)
False positive rate	46.4%	30.9%	(15.5%)*	(33.4%)
Overall clinical accuracy†	60.9%	73.2%	+12.3%	+20.2%

†Risk stratification performance, for analytical purposes only; OVA1/OVA2 are not standalone diagnostic tests

*Statistically significant difference (p<0.001); n.s. Difference not statistically significant (p≥0.05)

Key Highlights of each Abstract:

“Validation of a second-generation MIA (MIA2G) for triage of adnexal masses” reported on the validation of OVA2 (under a generic name, MIA2G).

•	Across all subjects, 33% fewer benign positives were seen with OVA2 compared with OVA1.
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The validation study showed statistically significant improvement in specificity as a risk stratification test (OVA2 alone), with no significant reduction of sensitivity or negative predictive value (NPV). Sensitivity and NPV were not reported in the abstract, but will be shown in the poster itself as compared to OVA1.

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The large validation cohort also showed statistically significant improvement in positive predictive value (PPV), as well as a 12% improvement in overall test accuracy, defined as (true positives + true negatives) ÷ (N) compared to OVA1.

“Derivation of a second generation multivariate index assay (MIA2G) to improve specificity in pre-surgical evaluation of adnexal masses for risk of ovarian cancer” reported on the development and design verification of the OVA2 test.

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Led by Dr. Zhen Zhang of the Johns Hopkins School of Medicine’s Center for Biomarker Discovery and Translation, extensive statistical resampling was conducted with 7 biomarkers in a block-randomized selection, ranking, optimization and verification exercise.

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Top-performing biomarker panels were combined as algorithm ensembles for pre- and post-menopausal patients, respectively. The optimized algorithm utilized 5 Roche cobas 6000 immunoassays as inputs: CA 125-II, Apolipoprotein A-1 (ApoA1), transferrin (TRF), follicle-stimulating hormone (FSH) and human epididymal protein-4 (HE4).

As a result of the development work, OVA2 will measure a woman’s risk of cancer using a 0 to 10 scale, as with the OVA1 test.  OVA2, however, has a single cutoff; less than 5.0 for low risk and greater than or equal to 5.0 for high risk. This design greatly simplifies testing procedures and interpretation.

Vermillion’s Chief Medical Officer and validation study primary investigator, Dr. Judith Wolf, stated: “The importance of early detection of ovarian cancer and appropriate referral before the first surgery cannot be overstated. From more than 20 years practicing as a gynecologic oncologist caring for women with ovarian cancer, I am very aware of the terrible statistics and personal toll inflicted on women by this disease. The data on OVA2 reported at ASCO show evidence of how this new test can be a true ‘win-win’ for physicians and patients. Our results suggest that high sensitivity triage is now possible without sacrificing the ability to identify a solid majority of benign patients who can be confidently operated locally with their customary OB/Gyn care-giver.”

Valerie Palmieri, Vermillion’s President and CEO, added, “Our mission is to directly improve the care of 100,000 - 300,000 women who undergo surgery for a pelvic mass in the US each year. As shown in recent studies, as many as two-thirds of women with ovarian cancer receive inadequate treatment in their first episode of care, seriously compromising their chance of survival. So we see OVA2 as our mission in action: an unrelenting focus on improving the effectiveness and efficiency of pre-surgical triage, together with top clinical collaborators and partners. These first validation results give us high hopes that OVA2 will soon be added to the ‘best practice’ arsenal of physicians in our ongoing battle against ovarian cancer.”

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, have diagnostic programs in gynecologic disease. The company's lead diagnostic, OVA1, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

About OVA1

• OVA1 is a proprietary FDA-cleared blood test to help physicians assess the risk of ovarian cancer prior to surgery and trigger the involvement of a specialist (gynecologic oncologist) for higher risk patients;

• The OvaCalc® proprietary algorithm combines five biomarker results into a single numerical "risk score" that stratifies patients into "higher risk" and "lower risk" when combined with clinical assessment;

• In two pivotal clinical trials, OVA1 plus clinical impression detected 96% of all malignancies vs. 75% for clinical impression alone. It subsequently reduced the number of malignancies missed from 25% to 4%, a reduction of 83%.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com